Exhibit 16.1

[Ernst & Young LLP Letterhead]

November 15, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 15, 2013, of Packaging Corporation of America and are in agreement with the statements contained in the second, third, fourth and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP